Exhibit 99.1


           Southwest Water Company Declares Cash Dividends


    LOS ANGELES--(BUSINESS WIRE)--May 23, 2007--Southwest Water Company (NASDAQ:SWWC) today announced quarterly cash dividends of $0.0576 per share of common stock and $0.65625 per share of Series A preferred stock. The dividends are payable on July 20, 2007 to stockholders of record as of June 29, 2007.

    Southwest Water Company specializes in water utility operations, maintenance and management services, including water production, treatment and distribution, wastewater collection and treatment, billing and collection, infrastructure construction management, and public works services. The company owns regulated public utilities and also serves cities, utility districts and companies through operations contracts. More than two million people in the United States depend on Southwest Water for expert, reliable service. Additional information may be found on the company's website: www.swwc.com.

    CONTACT: Southwest Water Company
             DeLise Keim, VP, Corp. Communications, 213-929-1846 www.swwc.com or
             PondelWilkinson Inc.
             Robert Jaffe, 310-279-5969
             www.pondel.com